AMENDED AND RESTATED

VIRTUS INVESTMENT PARTNERS, INC.

OMNIBUS INCENTIVE AND EQUITY PLAN

Effective as of January 1, 2014

AMENDED AND RESTATED

VIRTUS INVESTMENT PARTNERS, INC.

OMNIBUS INCENTIVE AND EQUITY PLAN

SECTION 1

PURPOSE

The purpose of the Plan is to foster and promote the long-term financial success of the Company and to materially increase shareholder value by (a) providing flexibility to the Company to implement annual and long term incentives that are consistent with the Company’s goals, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees, and (c) enabling the Company to attract and retain the services of high quality Employees, Directors and Consultants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) “Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(b) “Adjustment Event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock.

(c) “Annual Incentive Award” means an Award made pursuant to Section 9 with a Performance Cycle of one year or less.

(d) “Award” means any award made pursuant to the Plan, including but not limited to the award of an Annual Incentive Award, a Long-Term Incentive Award, an Option, a Stock Appreciation Right, a Restricted Stock Unit, Restricted Stock, or other award under the Plan.

(e) “Award Agreement” means the electronic or written document by which each Award is evidenced, and which may, but need not be (as determined by the Committee), executed or acknowledged by a Participant as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Participant. Award Agreements shall be subject to the terms and conditions of the Plan, whether or not explicitly provided in the particular Award Agreement.

(f) “Beneficial Owner” means any “person”, as such term is used in Section 13(d) of the Act, who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

(g) “Board” or “Board of Directors” means the Board of Directors of the Company.

(h) “Cause” means:

(i) the willful failure by the Participant to perform substantially his duties as an Employee (other than due to physical or mental illness) after reasonable notice to the Participant of such failure;

(ii) the Participant’s engaging in serious misconduct that is injurious to the Company or any Subsidiary in any way, including, but not limited to, by the way of damage to their respective reputations or standings in their respective industries;

(iii) the Participant’s having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony; or

(iv) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary.

“Cause” shall be determined in the sole discretion of the Company.

(i) “Change in Control” means the first occurrence of:

(i) any person (other than the Company or an employee benefit plan sponsored by the Company) acquiring “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, securities of the Company representing 25% or more of the combined voting power of the Company’s securities;

(ii) within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) ceasing to constitute at least a majority of the Board of Directors (the “Board”) or the board of directors of any successor to the Company; provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this sub-clause 2.1(i)(ii);

(iii) the effective date of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those Persons who were stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

(iv) the approval by stockholders of the Company of a plan of liquidation with respect to the Company; or

(v) the occurrence of any other event occurs which the Board declares to be a Change in Control.

Notwithstanding anything herein to the contrary, for purposes of any Award that constitutes nonqualified deferred compensation under Section 409A of the Code, the Committee, in its discretion may specify a different definition of Change in Control in order to comply with or cause an Award to be exempt from the provisions of Code section 409A.

(j) “Change in Control Settlement Value” shall mean, with respect to a share of Common Stock, the excess of the Change in Control Stock Value over the option price of the Option or the base price of the Stock Appreciation Right covering such share of Common Stock, provided that , (i) with respect to any Option which is an Incentive Stock Option, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option to continue to qualify as an Incentive Stock Option and (ii) in respect of that portion, if any, of any Option or Stock Appreciation Right that had not become exercisable on or before December 31, 2004, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option or Stock Appreciation Right to remain exempt from Section 409A of the Code.

(k) “Change in Control Stock Value” shall mean the value of a share of Common Stock determined as follows:

(i) if the Change in Control results from an event described in clause (iii) of the Change in Control definition, the highest per share price paid for shares of Common Stock of the Company in the transaction resulting in the Change in Control; or

(ii) if the Change in Control results from an event described in clause (i), (ii) (iv) or (v) of the Change in Control definition and no event described in clause (iii) of the Change in Control definition has occurred in connection with such Change in Control, the highest sale price of a share of Common Stock of the Company on any trading day during the 60 consecutive trading days immediately preceding and following the date of such Change in Control as reported on the New York Stock Exchange Composite Tape, or other national securities exchange or nationally recognized automated quotation system, on which the Common Stock is then principally traded or listed.

(l) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(m) “Committee” means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate), which shall consist of two or more members, each of whom, serving at the pleasure of the Board, shall be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule thereto), as promulgated under the Act, and an “outside director” within the meaning of Section 162(m) of the Code and the Treasury regulations, rules and guidance promulgated thereunder. Notwithstanding the foregoing, with respect to Awards granted to non-employee Directors, the Committee shall mean the entire Board.

(n) “Common Stock” means the common stock of the Company.

(o) “Company” means Virtus Investment Partners, Inc., a Delaware corporation, and any successor thereto.

(p) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or its Subsidiaries.

(q) “Director” means any individual who is a member of the Board of Directors.

(r) “Disability” has the meaning given in the Company’s long-term disability insurance policy or program as in effect from time to time; provided that a Participant shall not be treated as having incurred a Disability unless he or she qualifies for disability benefits under such policy or program.

(s) “Dividend Equivalents” means an amount equal to the cash dividends paid by the Company upon one share of Common Stock for each share of Common Stock represented by an Award to a Participant in accordance with the Plan, credited at the discretion of the Committee or as otherwise provided for by the Plan or in an Award Agreement.

(t-1) “Early Retirement” means termination of a Participant’s employment or service on or after the Participant attains age 60 with 10 years of credited service with the Company and its Subsidiaries. For this purpose, “credited service” means credited service as an employee or service as a director of the Company as determined and measured by the Company for service credit purposes.

(t) “Employee” means an individual who is paid on the payroll of the Company or one of its Subsidiaries (as determined by the Committee in its sole discretion); provided, however, that with respect to Incentive Stock Options, “Employee” means any person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulation Section 1.421-1(h).

(u) “Executive Officer” means each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Act.

(v) “Fair Market Value” means, on any date: (i) the closing price reported for such day on the principal national securities exchange or nationally recognized automated quotation system on which the Common Stock is then listed for trading or in the event that there are no Common Stock transactions reported on such exchange or system on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported; (ii) if the Common Stock is then principally listed in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Common Stock on such date, or on the immediately preceding date on which Common Stock transactions were so reported; or (iii) if the Common Stock is not listed on such an exchange, system or market, the price as determined in good faith by the Committee.

(w) “Family Member” means as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), of such Participant, (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant and (iii) other entity owned solely by one or more such persons and/or the Participant.

(x) “Long-Term Incentive Award” means an Award made pursuant to Section 9 with a Performance Cycle or a combined Performance Cycle and Restricted Period of more than one year.

(y) “Net-Exercise” means a procedure based on such terms and conditions as the Committee shall establish by which the Participant will be issued a number of whole shares of Common Stock upon the exercise of an Option determined in accordance with the following formula:

N = X(A-B)/A, where

“N” = the number of shares of Common Stock to be issued to the Participant upon exercise of the Option;

“X” = the total number of shares of Common Stock with respect to which the Participant has elected to exercise the Option;

“A” = the Fair Market Value of one (1) share of Common Stock determined on the exercise date; and

“B” = the exercise price per share of Common Stock (as defined in the Participant’s Award

Agreement)

(z) “Option” means the right to purchase shares of Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an “Incentive Stock Option” with the meaning of Section 422 of the Code or (ii) an Option which is not an Incentive Stock Option (a “Non-Qualified Stock Option”).

(aa) “Participant” means any Employee, any non-employee Director of the Company, or Consultant designated by the Committee to receive an Award under the Plan, provided that non-employee Directors and Consultants shall not be eligible for Incentive Stock Options.

(bb) “Performance Cycle” means the period selected by the Committee during which the performance of the Company or any Subsidiary or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

(cc) “Performance Goals” means the objectives for the Company, any Subsidiary or business unit thereof or individual that may be established by the Committee, in its discretion, for a Performance Cycle with respect to any performance based Awards contingently awarded under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) of the Code are designated by the Committee and are based upon one or more performance goal measures relating to; our assets under management, or AUM, including clients’ AUM, diversification across asset classes, geographies, clients and channels, and portfolio manager productivity; sales metrics, including gross inflows, net flows, organic growth, organic growth rate, client redemption rates, market share, new account wins, size of pipeline, diversification of sales across asset classes, geographies, clients and channels and sales productivity; financial metrics, including operating income, operating income, as adjusted, net income, income before taxes, net income attributable to common stockholders, economic net income, cash operating income, cash net income, free cash flow, net cash provided by operations, earnings measures (including earnings before interest and taxes or earnings before interest, taxes, depreciation, and amortization), operating income per share, operating income, as adjusted, per share, net income per share, income before taxes or net income attributable to common stockholders per share, economic net income per share, cash operating income per share, cash net income per share, free cash flow per share, net cash provided by operations per share, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization) per share, operating income margin, operating income, as adjusted, margin and net income margin; investment performance, including investment performance by account or weighted by AUM, investment performance ratings as measured by recognized third parties and risk adjusted investment performance; balance sheet, capital and return measures, including return of capital or growth in return of capital, return on equity, return on capital or invested capital, change in working capital, payout ratio level, debt to capital or debt to EBITDA ratio, shares repurchased, return on investment, economic value created, gross revenues and investment management fees; strategic performance, including customer service measures or indices, success of new product launches, employment expense as a percentage of revenue or revenue, as adjusted, other operating expenses as a percentage of revenue or revenue, as adjusted, business expansion or consolidation, diversified business distribution channels, enhancement of organizational and risk management capabilities and maintaining or building reputation of brand, brand image and name awareness.

Performance Goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group or other external measure. The targeted level or levels of performance with respect to performance goals may be established at such levels and in such terms as the Committee may determine, in its discretion, including absolute entity performance, as a goal relative to performance in prior periods, or a relative comparison of entity performance to the performance of one or more third parties or other companies, a peer group or special index or other group selected for comparison, or other external measure. The Committee may specify that any performance goals will be calculated before or after specific or identified items such as extraordinary or nonrecurring, special income, expense or other items, before or after changes in accounting principles or standards, before or after capital charges, before or after revenues, operations, earnings or losses of discontinued operations or acquisitions, or before or after awards under the Plan or other incentive compensation.

(dd) “Plan” means the Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan, as set forth herein and as the same may be amended from time to time.

(ee) “Restricted Period” means the period during which Restricted Stock Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Section 8 of the Plan.

(ff) “Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan which is subject to a Restricted Period in accordance with Section 8 of the Plan.

(gg) “Restricted Stock Unit” means a Participant’s right to receive pursuant to the Plan one share of Common Stock at the end of a Restricted Period in accordance with Section 8 of the Plan.

(hh) “Retirement” means termination of a Participant’s employment or service on or after the Participant attains age 65 with 5 years of credited service with the Company and its Subsidiaries. For this purpose, “credited service” means credited service as an employee or service as a director of the Company as determined and measured by the Company for service credit purposes.

(ii) “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

(jj) “Stock Appreciation Right” means the right to receive a payment from the Company, in cash or Common Stock, in an amount determined under Section 7 of the Plan.

(kk) “Subsidiary” means any corporation, partnership or limited liability company in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership or limited liability company.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

Participants in the Plan shall be those Employees, non-employee Directors, and Consultants selected by the Committee to participate in the Plan.

SECTION 4

ADMINISTRATION

4.1 Power to Grant and Establish Terms of Awards. The Committee shall have the authority, subject to the terms of the Plan, to determine the Participants to whom Awards shall be granted, the Fair Market Value of shares of Common Stock or other property, and the terms, conditions and restrictions of any and all Awards, including but not limited to the number of shares of Common Stock to be covered by each Award, the time or times at which Awards shall be granted, and the terms and provisions of the instruments by which Awards shall be evidenced; to designate Options as Incentive Stock Options or Non-Qualified Stock Options; to determine the period of time during which restrictions on Restricted Stock or Restricted Stock Units shall remain in effect; to establish and administer any Performance Goals applicable to Awards granted hereunder, as well as to determine the terms and conditions of any Annual Incentive and Long-Term Incentive Awards; to determine the method(s) for satisfaction of any tax withholding obligation arising in connection with Awards, including by the withholding or delivery of shares of Common Stock; to determine whether an Award will be settled in shares of Common Stock, cash, or in any combination thereof; and to determine all other matters relating to Awards and the Plan. The terms and conditions of each Award shall be determined by the Committee at the time of grant, and, except as provided in the Plan or any Award Agreement, such terms and conditions shall not be subsequently changed in a manner which would be adverse to the Participant without the consent of the Participant to whom such Award has been granted. The Committee may establish different terms and conditions for different Participants receiving Awards and for the same Participant for each Award such Participant may receive, whether or not granted at different times. The grant of any Award to any Participant shall neither entitle such Participant to, nor disqualify him from, the grant of any other Awards.

4.2 Administration. The Committee shall be responsible for the administration of the Plan. Any Award granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee, by majority action thereof, is authorized to prescribe, amend and rescind rules and regulations relating to the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award; to provide for conditions deemed necessary or advisable to protect the interests of the Company; to interpret the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award; and to make all other determinations necessary or advisable for the administration and interpretation of the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award, to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan, any Award Agreement or any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award, shall be final, binding and conclusive for all purposes and upon all persons. The Committee is authorized to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any Executive Officer, other officer or Employee of the Company or a Subsidiary or affiliate, the Company’s auditors, consultants, legal counsel, or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or Employee of the Company or a Subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegatee, shall not be personally liable for any action or determination taken or made or omitted in good faith with respect to the Plan.

4.3 Delegation. Actions of the Committee may be taken by the vote of a majority of its members. To the extent not inconsistent with applicable law and the applicable rules and regulations of the New York Stock Exchange and any other national securities exchange or nationally recognized automated quotation system on which shares of Common Stock are then principally listed or traded, (a) the Committee may delegate any of its powers under the Plan to a subcommittee of the Committee or to one of its members, (b) the Committee may allocate among its members or to one or more officers or Employees of the Company any of its administrative responsibilities and (c) notwithstanding anything to the contrary contained herein, the Committee may delegate the determination of Awards granted to Employees who are not Executive Officers to one or more officers of the Company, as designated by the Committee from time to time.

4.4 Restrictive Covenants and Other Conditions. The Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions in addition to the provisions regarding exercisability of, the vesting or payment of any Award (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Company and/or its Subsidiaries (including, without limitation, covenants not to compete, not to solicit employees and customers that may have effect following the termination of the Participant’s employment and, whether before or after the Award has been exercised or has vested, as applicable, including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant by the Participant).

4.5 409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. To that end, and without limiting the generality of the foregoing, unless otherwise expressly provided herein or in any Award Agreement, any amount payable or shares distributable hereunder in connection with any Award (including upon the satisfaction of any applicable performance criteria) shall be paid not later than two and one-half months (or such other time as is required to cause such amounts not to be treated as deferred compensation under Section 409A of the Code) following the end of the taxable year of the Company or the Participant in which the Participant’s rights with respect to the corresponding Award (or portion thereof) ceased to be subject to a substantial risk of forfeiture. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A of the Code applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

4.6 Clawback. Notwithstanding anything in this Plan to the contrary, each Award to a Participant is expressly subject to the provisions in this Section 4.6, unless otherwise expressly provided in the Award Agreement. The Company may enforce any forfeiture determined by the Committee to be appropriate under this Section 4.6 by all legal means available, including, without limitation, by withholding the value of the amount required to be returned to the Company and forfeited hereunder from other sums owed by the Company to the Participant.

(a) In the case of, and to the extent that, an Award will vest or be earned subject to the attainment of Performance Goals or targets, including, without limitation, Annual Incentive Awards and Long-Term Incentive Awards, in the event and to the extent that the Committee determines within three years of the date on which the Committee confirms or otherwise finally determines satisfaction of the applicable Performance Goals or targets (or such later date as determined by the Committee and set forth in the Award Agreement or otherwise specified by the Committee) that the performance certified by the Committee, on the basis of which such Award vested or was determined to be earned, was based on materially inaccurate financial statements or other performance measure information, then following the Committee’s review of the facts and circumstances underlying such event, a Participant shall return to the Company and forfeit, to the extent permitted by applicable law, that portion (which may be all) of his or her Award (including any Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Award(s) distributed in respect of a vested or earned Award, or the value thereof (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof have been distributed) that the Committee, in its discretion, determines to be appropriate.

(b) If, following the termination of a Participant’s employment with the Company for any reason, including, without limitation, due to death, Disability, Early Retirement or Retirement, the Company becomes aware that (i) during such Participant’s employment with the Company such Participant engaged in any activity that would have been grounds to terminate his or her employment or service with the Company for Cause, as reasonably determined by the Committee, or (ii) following such Participant’s employment with the Company, such Participant has breached any written covenant or agreement with the Company or any Subsidiary, as reasonably determined by the Committee, not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company, or not to solicit employees, agents, customers or clients of the Company, then upon written demand by the Company, the Participant shall return to the Company and forfeit, to the extent permitted by applicable law, that portion (which may be all) of his or her Award(s) (including any Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed in respect of vested or earned Award(s), or the value thereof (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed) that the Committee, in its discretion, determines to be appropriate.

(c) Awards (including Dividend Equivalents or other amounts credited thereon) or Common Stock, cash, or other equity-based or equity-related Awards distributed in respect of vested or earned Awards, or the value thereof shall also be subject to forfeiture to the extent required by applicable law (regardless of whether vesting or satisfaction of other conditions to the Award has occurred and Common Stock, cash, or other equity-based or equity-related Award(s) or any combination thereof distributed). Further, if the Company is required by applicable law, rule or regulation to include or adopt any additional “clawback” or “forfeiture” provision relating to outstanding and/or vested or earned Awards or any future Awards, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then each Participant agrees that such clawback or forfeiture provision shall also apply to any applicable Award made under this Plan as if such provision had been included in this Plan and such Award.

SECTION 5

STOCK SUBJECT TO PLAN

5.1 Plan Award Limitation. Subject to the provisions of Section 5.2, 5.3 and 5.4, the number of shares of Common Stock available for delivery in connection with Awards under the Plan shall be 1.8 million shares.

The total number of shares with respect to which Incentive Stock Options may be granted shall not exceed 1.8 million shares.

The type and form of Awards under this Plan shall be in the discretion of the Committee.

The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued Common Stock, not reserved for any other purpose, or any combination thereof.

5.2 Share Counting Rules. Each share of Common Stock underlying an Award shall count as one share of Common Stock for purposes of determining the number of shares of Common Stock granted pursuant to the limits set forth in Sections 5.1 and 5.5 of the Plan. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Common Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 13.6 shall not again be available for issuance under the Plan. With respect to Stock Appreciation Rights, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of a Stock Appreciation Right exercised had been issued. Shares of Common Stock issued in connection with awards that are assumed, converted or substituted as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan(s), arrangement(s) or agreement(s) of the acquired company or business.

5.3 Cancelled, Terminated, or Forfeited Awards. Any shares of Common Stock subject to an Award issued under this Plan, which for any reason expires, or is canceled, terminated or otherwise settled without the issuance of any consideration, whether in cash, Common Stock or other property (including, without limitation, any shares issued in connection with a Restricted Stock Award that are subsequently forfeited) shall again be available under the Plan.

5.4 Adjustment Due to Change in Capitalization. In the event of any Adjustment Event, (i) the aggregate number of shares of Common Stock available for Awards under Section 5.1 (including the sub-limits identified in Section 5.1), (ii) the individual limitations on the number of shares that may be awarded to any particular Participant in any particular period under Section 5.5 and (iii) the aggregate number of shares subject to outstanding Awards and the respective prices and/or vesting and other applicable criteria applicable to outstanding Awards shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, such Adjustment Event. To the extent deemed equitable and appropriate by the Committee, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation, dissolution, or other similar transaction, any Award granted under the Plan shall pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such event.

Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged for shares of stock distributed with respect to Common Stock) or cash or other property received with respect to any Award granted under the Plan as a result of any Adjustment Event or any distribution of property shall, except as provided in Section 11 or as otherwise provided by the Committee at or after the date an Award is made by the Committee, be subject to the same terms and conditions, including restrictions on transfer, as are applicable to such shares of the original underlying Award and any stock certificate(s) representing or evidencing any shares of stock so received shall be legended in such manner as the Company deems appropriate.

5.5 Individual Award Limitations. Subject to Section 5.4:

(a) the total number of shares of Common Stock subject to Options and Stock Appreciation Rights that may be awarded to any Participant during a calendar year shall not exceed 250,000 shares, plus any unused shares pursuant to this subsection (a) as of the close of the prior calendar year under this Plan;

(b) the total number of shares of Common Stock subject to any Restricted Stock subject to Performance Goals or Restricted Stock Units subject to Performance Goals that may be awarded to any Participant during a calendar year shall not exceed 250,000 shares or units, as the case may be, plus any unused shares or units pursuant to this subsection (b) as of the close of the prior calendar year under this Plan;

(c) the total amount of any Annual Incentive Award paid to any Participant during a calendar year shall not exceed $10 million, plus any unused amounts pursuant to this subsection (c) as of the close of the prior calendar year under this Plan; and (d) the total amount of any Long-Term Incentive Award paid to any Participant during a calendar year shall not exceed $10 million, plus any unused amounts pursuant to this subsection (d) as of the close of the prior calendar year under this Plan.

SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee; provided that, in no event shall the Committee be permitted to grant Options conditioned on the surrender or cancellation of previously granted Options. Options granted to non-employee Directors shall be in such amounts and intervals as determined by the Board from time to time. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, the date on which occurs any event the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 5.5, the Committee shall determine the number of Options, if any, to be granted to the Participant. Each Option Award shall be evidenced by an Award Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

6.2 Option Price. Non-Qualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price that is not less than the Fair Market Value on the date the Option is granted. Except in the event of an Adjustment Event, the Committee shall not have the power or authority to reduce the exercise price of any outstanding Option, whether through amendment, through the cancellation of existing grants and the issuance of new grants with lower exercise prices or by any other means. The Committee shall not have the right to re- price outstanding Options or to grant new Options under the Plan in substitution for or upon the cancellation of Options previously granted. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

6.3 Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions including the performance of a minimum period of service or the satisfaction of Performance Goals, as the Committee may impose either at or after the time of grant of such Options, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, unless otherwise determined by the Committee at grant, Options shall become exercisable in three substantially equal installments on each of the first three anniversaries of the date of grant. Except as may be provided in any provision approved by the Committee pursuant to this Section 6.3, after becoming exercisable each installment shall remain exercisable until expiration, termination or cancellation of the Option. An Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. Notwithstanding the foregoing, no Option shall be exercisable for more than 10 years after the date on which it is granted.

6.4 Payment and Settlement. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price. Without limiting the generality of the foregoing, the Committee may direct that payment of the exercise price may be made (i) in cash or cash equivalents, (ii) by exchanging shares of Common Stock (either by delivery or attestation) which have been owned by the Participant at the time of exercise (or owned for a stated period of time prior to the time of exercise as the Committee may determine), (iii) by issuing a lesser number of shares of Common Stock pursuant to a Net Exercise transaction having a Fair Market Value on the date of exercise equal to the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock as to which the Option is being exercised exceeds the aggregate exercise price for such shares, based on such terms and conditions as the Committee shall establish, (iv) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to the exercise price, (v) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock, or (vi) through such other procedures as the Committee may determine. As soon as administratively practicable after receipt of a written exercise notice and payment of the exercise price in accordance with this Section 6.4, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Common Stock or shall deposit the acquired shares of Common Stock to the Participant’s brokerage account associated with this Plan. For the avoidance of doubt, in any case above in this Section, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of such Option settled or net-exercised pursuant to this Section 6.4 had been issued.

6.5 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.

6.6 Termination of Employment or Service Due to Disability, Early Retirement or Retirement. Unless otherwise determined by the Committee at the time of grant, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Disability, Early Retirement or Retirement, any such Options granted to such Participant shall continue to become exercisable in accordance with Section 6.3 notwithstanding such Participant’s termination of employment or service and may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of such Option or three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s termination of employment or service, whichever period is shorter.

6.7 Termination of Employment or Service Due to Death. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary terminates by reason of death, any such Options granted to such Participant shall become immediately exercisable in full at the date of such Participant’s death and may be exercised by the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of such Option or three (3) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant’s death, whichever period is shorter.

6.8 Certain Divestitures, etc. In the event that a Participant’s employment or service is terminated in connection with a sale, divestiture, spin-off or other similar transaction involving a Subsidiary, division or business segment or unit, the Committee may provide at the time of grant or otherwise that all or any portion of any Options granted to such Participant which are then outstanding shall become exercisable in accordance with Section 6.3 notwithstanding such termination of employment or service and may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, at any time during the remaining term of the Option or three (3) years (or such shorter period as the Committee shall determine at or following the time of grant) following the Participant’s termination of employment or service, whichever period is shorter.

6.9 Termination of Employment or Service for Cause. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary is terminated for Cause as determined in good faith by the Company, all Options granted to such Participant which are then outstanding (whether or not exercisable prior to the date of such termination) shall be immediately forfeited.

6.10 Termination of Employment or Service for Any Other Reason. Unless otherwise determined by the Committee at or after the time of grant, in the event a Participant’s employment or service with the Company or a Subsidiary terminates for any reason other than one described in Section 6.6, 6.7, 6.8 or 6.9, any Options granted to such Participant which are exercisable at the date of such Participant’s termination of employment or service shall be exercisable at any time prior to 90 days following such Participant’s termination of employment or service or the remaining term of such Option, whichever period is shorter.

6.11 Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the Optionholder’s termination of employment or service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of 90 days following the Optionholder’s termination of employment or service during which the exercise of the Option would not be in violation of such registration requirements.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Participants, all Participants or any class of Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with an Option, or may be granted on a freestanding basis, not related to any Option. A grant of a Stock Appreciation Right shall be evidenced by an Award Agreement, whether as part of the agreement governing the terms of the Option, if any, to which such Stock Appreciation Rights relate or pursuant to a separate written agreement with respect to freestanding Stock Appreciation Rights, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.

7.2 Terms and Conditions of Stock Appreciation Rights. The terms and conditions (including, without limitation, the exercise period of the Stock Appreciation Right, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the Stock Appreciation Right) applicable with respect to (i) Stock Appreciation Rights granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions applicable to the tandem Options and (ii) freestanding Stock Appreciation Rights shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 6 above were the grant of the Stock Appreciation Rights a grant of an Option. In no event shall the term of a Stock Appreciation Right exceed a period of ten years from the date of grant.

7.3 Exercise of Tandem Stock Appreciation Rights. Stock Appreciation Rights which are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

7.4 Exercise Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The exercise price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

7.5 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock at the date of exercise over the exercise price of the Stock Appreciation Right determined by the Committee at the time of grant, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised.

SECTION 8

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock and Restricted Stock Units. Except as otherwise delegated as provided in Section 4.3, the Committee may make awards in the form of Restricted Stock or Restricted Stock Units. Any Award made hereunder in the form of Restricted Stock or Restricted Stock Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan (including, but not limited to, requiring the Participant to pay the Company an amount equal to the par value per share for each share of Restricted Stock awarded) as shall be prescribed by the Committee in its sole discretion. As determined by the Committee, with respect to an Award of Restricted Stock, the Company shall either (i) transfer or issue to each Participant to whom an Award of Restricted Stock has been made the number of shares of Restricted Stock specified by the Committee or (ii) hold such shares of Restricted Stock for the benefit of the Participant for the Restricted Period. In the case of an Award of Restricted Stock Units, no shares of Common Stock shall be issued at the time an Award is made, and the Company shall not be required to set aside a fund for the payment of such Award.

8.2 Restrictions on Transferability. Restricted Stock Units and shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) Restricted Stock Units and shares of Restricted Stock to be transferred during the Restricted Period pursuant to Section 13.1, provided that any Restricted Stock Units and shares of Restricted Stock so transferred shall remain subject to the provisions of this Section 8.

8.3 Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends, as determined in the Company’s discretion. Any dividends shall be paid at such time and in such form as dividends are paid to shareholders generally. A Participant shall not have any right, in respect of Restricted Stock Units awarded pursuant to the Plan, to vote on any matter submitted to the Company’s stockholders or to dispose of the shares of Common Stock underlying such Restricted Stock Units, nor shall a Participant have any beneficial ownership in respect of any shares of Common Stock underlying Restricted Stock Units, until such time as the shares of Common Stock attributable to such Restricted Stock Units have been issued (including, at the discretion of the Committee, issuance to a trust for purposes of hedging or funding Restricted Stock Unit obligations). At the discretion of the Committee, a Participant’s Restricted Stock Unit account may be credited with Dividend Equivalents during the Restricted Period.

8.4 Restricted Period. Unless the Committee shall otherwise determine at or after the date an Award of Restricted Stock or Restricted Stock Units is made to the Participant by the Committee, the Restricted Period shall commence upon the date of grant and shall lapse with respect to the shares of Restricted Stock or Restricted Stock Units in three approximately equal installments on each of the first three anniversaries of the date of grant, unless sooner terminated as otherwise provided herein. Without limiting the generality of the foregoing, the Committee may provide for termination of the Restricted Period upon the achievement by the Participant of Performance Goals specified by the Committee at the date of grant. The determination of whether the Participant has achieved such Performance Goals shall be made by the Committee in its sole discretion.

8.5 Legend. Each certificate issued to a Participant in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and shall be legended in such manner as the Company deems appropriate.

8.6 Death, Disability, Early Retirement or Retirement. Unless the Committee shall otherwise determine at the date of grant or otherwise:

(i) Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of death, Disability or Retirement or (b) for Restricted Stock and Restricted Stock Units granted on or after February 9, 2012, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of death or Disability, the Restricted Period will lapse as to a prorated portion of the shares of Restricted Stock and Restricted Stock Units transferred or issued to such Participant under the Plan based on the number of days the Participant actually worked since the date the shares of Restricted Stock or Restricted Stock Units were granted (or in the case of an Award which becomes vested in installments, since the date, if any, on which the last installment of such Restricted Stock or Restricted Stock Units became vested);

(ii) Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Retirement, with respect to the shares of Restricted Stock or Restricted Stock Units transferred or issued to such Participant under the Plan the Restricted Period shall continue to lapse and the shares will continue to vest in accordance with vesting schedule set forth in the Award Agreement or otherwise specified by the Committee;

(iii) Subject to Section 8.6(iv) below, if a Participant ceases to be employed or service is terminated by the Company or any Subsidiary by reason of Early Retirement, the Restricted Period shall continue to lapse and the shares will continue to vest in accordance with vesting schedule set forth in the Award Agreement or as otherwise specified by the Committee as to a prorated portion of the shares of Restricted Stock and Restricted Stock Units transferred or issued to such Participant under the Plan based on the number of days the Participant actually worked since the date the shares of Restricted Stock or Restricted Stock Units were granted (or in the case of an Award which becomes vested in installments, since the date, if any, on which the last installment of such Restricted Stock or Restricted Stock Units became vested); provided that, in the case of an Award which becomes vested in installments, the portion of such prorated Restricted Stock or Restricted Stock Units Award that will vest on each installment date shall be equal to the total number of prorated shares that are subject to continued vesting in accordance with this Section 8.6(iii) divided by the number of remaining installments of the Award;

(iv) For purposes of Sections 8.6(i) through 8.6(iii) above, in the case of any Award that involves Restricted Stock or Restricted Stock Units (whether as the primary or underlying Award) with respect to which the restrictions will lapse, if at all, based on the attainment of Performance Goals or targets, any vesting and lapse of the Restricted Period for such shares shall occur at the end of the applicable performance period and shall be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise specified by the Committee.

(v) Subject to Sections 8.6(i) through 8.6(iv) above, except as otherwise expressly determined by the Committee or provided in an Award Agreement, any shares of Restricted Stock or Restricted Stock Units as to which the Restricted Period has not lapsed or which do not become vested at the date of a Participant’s termination of employment shall automatically be cancelled upon such Participant’s termination of employment.

8.7 Termination of Employment or Service. Unless the Committee shall otherwise determine at or after the date of grant, if a Participant ceases to be employed by or terminates service with the Company or any Subsidiary for any reason other than those specified in Section 8.6 at any time prior to the date when the Restricted Period lapses, all shares of Restricted Stock held by the Participant shall revert back to the Company and all Restricted Stock Units and any corresponding Dividend Equivalents credited but not yet paid to such Participant shall be forfeited upon the Participant’s termination of employment or service.

8.8 Issuance of New Certificates; Settlement of Restricted Stock Units. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed under Section 8.2 and the Company shall issue or have issued new share certificates without the legend described in Section 8.5 in exchange for those previously issued. Upon the lapse of the Restricted Period with respect to any Restricted Stock Units, the Company shall deliver to the Participant, or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, one share of Common Stock for each Restricted Stock Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to such Restricted Stock Units. The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock for Restricted Stock Units. If a cash payment is made in lieu of delivering Common Stock, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restricted Period lapsed with respect to the related Restricted Stock Unit.

8.9 Performance Related Awards. Notwithstanding anything else contained in the Plan to the contrary and unless the Committee shall otherwise determine at the time of grant, to the extent required to ensure that the grant of an Award of Restricted Shares or Restricted Stock Units to an Executive Officer (other than an Award which will vest solely on the basis of the passage of time) is deductible by the Company or such Subsidiary pursuant to Section 162(m) of the Code, any such Award shall become vested, if at all, upon the determination by the Committee that Performance Goals established by the Committee have been attained, in whole or in part.

SECTION 9

ANNUAL AND LONG-TERM INCENTIVE AWARDS

9.1 Annual Incentive Awards. Unless determined otherwise by the Committee at or after the date of grant, Annual Incentive Awards shall be payable in cash. Unless otherwise determined by the Committee at the time of grant, if a Participant terminates employment with the Company or any Subsidiary due to death, Disability, Early Retirement or Retirement, in either case before the end of a Performance Cycle, or after the end of such Performance Cycle but before payment of the Annual Incentive Award is authorized by the Committee, such Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, shall, unless determined otherwise by the Committee at the date of grant, be eligible to receive a prorated Annual Incentive Award based on the actual achievement of the Performance Goals for such Performance Cycle, in each case such proration to be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise determined by the Committee. Unless determined otherwise by the Committee at or, in the case of any Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of an Annual Incentive Award is authorized by the Committee for any reason other than death, Disability, Early Retirement of Retirement, the Participant shall forfeit all rights to such Annual Incentive Award.

9.2 Long-Term Incentive Awards. As determined by the Committee at or after the date of grant, Long-Term Incentive Awards may be payable in equity-based or equity-related Awards, cash or any combination thereof. Unless otherwise determined by the Committee at the time of grant, if a Participant terminates employment with the Company or any Subsidiary due to death, Disability, Early Retirement or Retirement, in either case before the end of a Performance Cycle, or after the end of such Performance Cycle but before payment of the Long-Term Incentive Award is authorized by the Committee, such Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 13.2, shall, unless determined otherwise by the Committee at the date of grant, be eligible to receive a prorated Long-Term Incentive Award based on the actual achievement of the Performance Goals for such Performance Cycle, in each case such proration to be in accordance with the terms and conditions approved by the Committee and set forth in the Award Agreement or otherwise determined by the Committee. Unless determined otherwise by the Committee at or, in the case of any Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of an Long-Term Incentive Award is authorized by the Committee for any reason other than death, Disability, Early Retirement or Retirement, the Participant shall forfeit all rights to such Long-Term Incentive Award.

SECTION 10

OTHER STOCK-BASED AWARDS

The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

SECTION 11

CHANGE IN CONTROL

11.1 Accelerated Vesting and Payment. Subject to the provisions of Section 11.2 below, in the event of a Change in Control, each Option and Stock Appreciation Right then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or Stock Appreciation Right and the Restricted Period shall lapse as to each share of Restricted Stock and each Restricted Stock Unit then outstanding. In connection with such a Change in Control, the Committee may, in its discretion, provide that each Option and/or Stock Appreciation Right (regardless of whether any such Option or Stock Appreciation Right is then “in the money”, including if as of the date on which the Change in Control Settlement Value is determined, the Fair Market Value of the shares subject to such Option, Stock Appreciation Right or similar other stock-based Award is less than the exercise price or base price of such Option or Stock Appreciation Right) shall, upon the occurrence of such Change in Control, be canceled in exchange for a cash payment, if any is then due, by the Company of the Change in Control Settlement Value per share.

11.2 Alternative Awards. Notwithstanding Section 11.1, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or any other stock- based Award if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change in Control; provided that any such Alternative Award must:

(i) be based on stock which is traded on an established securities market, or that the Committee reasonably believes will be so traded within 60 days after the Change of Control;

(ii) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) have substantially equivalent economic value to such award (determined at the time of the Change in Control in accordance with principles applicable under Section 424 of the Code); and

(iv) have terms and conditions which provide that in the event that the Participant’s employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death, Disability or not for Cause) or Constructively Terminated (as defined below), all of such Participant’s Option and/or Stock Appreciation Rights shall be deemed immediately and fully exercisable, the Restricted Period shall lapse as to each of the Participant’s outstanding Restricted Stock or Restricted Stock Unit Awards, and each such Alternative Award shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities or in a combination thereof, in an amount equal to, in the case of an Option or Stock Appreciation Right, the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share and, in the case of any Restricted Stock or Restricted Stock Unit Award, the Fair Market Value of the number of shares of Common Stock subject or related thereto.

For this purpose, a Participant’s employment or service shall be deemed to have been Constructively Terminated if the Participant terminates employment or service within 90 calendar days following either (x) a material reduction in the Participant’s base salary or a Participant’s incentive compensation opportunity, without the Participant’s consent or (y) the relocation of the Participant’s principal place of employment or service to a location more than 35 miles away from the Participant’s immediately prior principal place of employment or service, without the Participant’s consent.

11.3 Annual Incentive and Long-Term Incentive Awards. Unless otherwise determined by the Committee, in the event of a termination of employment after or related to a Change in Control (other than for Cause and other than a voluntary resignation not constituting being Constructively Terminated), (i) any Annual or Long-Term Incentive Awards relating to Performance Cycles ending prior to the Change in Control which have been earned but not paid shall become immediately payable, (ii) any Performance Cycle for which Annual Incentive Awards are outstanding shall end, the Participant shall earn a pro rata Award equal to the product of (a) such Participant’s earned Award for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of completed months that have elapsed since the beginning of such Performance Cycle to the date of such employment termination and the denominator of which is twelve, the Company shall pay all such Annual Incentive Awards, if earned, by the March 15 following the end of the Performance Cycle after the Committee has made its determination, and (iii) all then in progress Performance Cycles for Long-Term Incentive Awards that are outstanding shall end, the Participant shall earn a pro rata Award equal to the product of (a) such Participant’s earned Award for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of completed months that have elapsed since the beginning of such Performance Cycle to the date of such employment termination, the denominator of which is the total number of months in such Performance Cycle, the Company shall pay all such Long-Term Incentive Awards, if earned, by the March 15 following the end of the Performance Cycle after the Committee has made its determination.

11.4 Termination of Employment or Service Prior to Change in Control. In the event that prior to the date of a Change in Control, the Participant’s termination of employment or service with the Company or any of its affiliates will be deemed to be in connection with a Change in Control (other than for Cause and other than a voluntary resignation not constituting being Constructively Terminated) and either (a) such termination is within 90 days prior to the date of a Change in Control, or (b) such termination occurs on or after the date, if any, on which the shareholders of the Company approve such Change in Control transaction, but prior to the consummation thereof. Such Participant shall be entitled to receive the applicable benefits provided under this Section 11, but only to the extent that such benefits are in excess of those previously received by the Participant as a result of the Participant’s prior termination of employment or service.

11.5 Distribution of Amounts Subject to Section 409A. Notwithstanding anything in the Plan to the contrary, if any amount that is subject to Section 409A of the Code is to be paid or distributed solely on account of a Change in Control (as opposed to being paid or distributed on account of termination of employment or within a reasonable time following the lapse of any substantial risk of forfeiture with respect to the corresponding Award), solely for purposes of determining whether such distribution or payment shall be made in connection with a Change in Control, the term Change in Control shall be deemed to be defined in the manner provided in Section 409A of the Code and the regulations thereunder. If any such distribution or payment cannot be made because an event that constitutes a Change in Control under the Plan is not a change in control as defined under Section 409A, then such distribution or payment shall be distributed or paid at the next event, occurrence or date at which such distribution or payment could be made in compliance with the requirements of Section 409A of the Code.

SECTION 12

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

The Board may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided, however, that any amendment which would (a) increase the number of shares available for issuance under the Plan, (b) lower the minimum exercise price at which an Option or stock-settled Stock Appreciation Right may be granted or (c) extend the maximum term for Options or stock-settled Stock Appreciation Rights granted hereunder shall be subject to the approval of the Company’s shareholders. Except as otherwise provided in this Plan or in any Award Agreement, no action of the Board may, without the consent of a Participant, alter or impair his or her rights under any previously granted Award, except as expressly provided in the Plan or in the applicable Award Agreement.

SECTION 13

MISCELLANEOUS PROVISIONS

13.1 Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged or assigned, or otherwise alienated or hypothecated, other than in accordance with Section 13.2 below, by will or by laws of descent and distribution; provided that, the Committee may permit transfers of Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units or Restricted Shares to Family Members (including, without limitation, transfers affected by a domestic relations order) subject to such terms and conditions as the Committee shall determine.

13.2 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid or Awards outstanding at the Participant’s death shall be paid to or exercised by (a) the Participant’s surviving spouse or domestic partner, (b) if there is no surviving spouse or domestic partner, the Participant’s children (including stepchildren and adopted children) per stirpes, or (c) if there is no surviving spouse or domestic partner and/or children per stirpes, the Participant’s estate.

13.3 Committee Discretion. Notwithstanding anything else to the contrary, the Committee may permit all or any portion of any Award to be exercised following a Participant’s termination of employment for any reason on such terms and subject to such conditions as the Committee shall determine for a period up to and including, but not beyond, the expiration of the term of such Award. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

13.4 Interpretation. Notwithstanding anything contained in the Plan to the contrary, to the extent required to so qualify any Award intended to be qualified as other performance-based compensation within the meaning of Section 162(m)(4)(c) of the Code, the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goals) with respect to such Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance-based compensation.

13.5 No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary or affiliate.

13.6 Tax Withholding. The Company or any Subsidiary shall have the power to withhold, or require a Participant to remit to the Company or such Subsidiary promptly upon notification of the amount due, an amount, which may include shares of Common Stock, sufficient to satisfy Federal, state and local, including foreign, withholding tax requirements with respect to any Award (including payments made pursuant to Section 9), and the Company may defer payment of cash or issuance or delivery of Common Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose (i) to have Common Stock otherwise issuable or deliverable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Common Stock, in each case, having a Fair Market Value sufficient to satisfy not more than the Participant’s statutory minimum Federal, state and local tax obligations associated with the transaction.

13.7 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

13.8 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees in cash or property, in a manner which is not expressly authorized under the Plan.

13.9 Requirements of Law. The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges or national automated quotation systems as may be required.

13.10 Governing Law. The Plan, and all Awards made and actions taken thereunder, shall be construed in accordance with and governed by the laws of the State of Connecticut.

13.11 Impact on Benefits. Unless otherwise determined by the Committee, Awards granted under the Plan are not compensation for purposes of calculating an Employee’s rights under any employee benefit program or arrangement, including any severance arrangement.

13.12 Securities Law Compliance. Instruments evidencing Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Company in writing, when an Award is granted or when he receives shares with respect to such Award (or at such other time as the Committee deems appropriate) that he is accepting such Award, or receiving or acquiring such shares (unless they are then covered by a Securities Act of 1933 registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.